News Release

For Immediate Release	For Further Information, Contact:
December 12, 2006	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES ACQUIRES FIVE-PROPERTY PORTFOLIO

(SAN FRANCISCO) – Hines, the international real estate firm, announced today that it has acquired Watergate Office Towers, a 1.2 million-square-foot, five-building suburban office complex in Emeryville, CA. The complex comprises four high-rise office buildings (Towers I, II, III and IV) and a free-standing Chevy’s restaurant. The development is located on a 22.4-acre tract alongside Interstate 80 on the eastern shores of the San Francisco Bay, less than one mile from the eastern terminus of the San Francisco-Oakland Bay Bridge.

Hines acquired Towers I, II, III and the Chevy’s restaurant on behalf of National Office Partners Limited Partnership (NOP), the firm’s joint venture with the California Public Employees’ Retirement System (CalPERS). Tower IV was acquired by a Hines affiliate, Hines Real Estate Investment Trust, Inc. (Hines REIT). Eastdil Secured represented the seller in the transaction, while Hines represented themselves and Hines REIT. The complex is over 90 percent leased. Hines will lease and manage the properties.

Tower I, located at 1900 Powell, contains 12 stories and 217,054 rentable square feet. It was completed in 1972, and is 79 percent leased to tenants including LFR Levine Fricke; and Sutter Visiting Nursing Association.

Tower II, located at 2200 Powell, contains 12 stories and 229,040 rentable square feet. It was completed in 1975 and is 84 percent leased to tenants including Exponential Interactive.

Tower III, located at 2000 Powell, contains 16 stories and 367,793 rentable square feet. It was completed in 1985 and is 90 percent leased to tenants including: LECG; Bishop, Barry, Howe, Haney; Gracenote, Inc.; and Zip Realty, Inc.

Tower IV, located at 2100 Powell, contains 16 stories and 344,433 rentable square feet. It was completed in 2001, and is 100 percent leased to Oracle Corporation; and Novartis.

Chevy’s restaurant, located at 1890 Powell, contains 13,500 rentable square feet and was completed in 1973.

“The location of this asset with its proximity to both San Francisco and Oakland, and its spectacular views of the San Francisco Bay and skyline, make this a very attractive investment for National Office Partners,” said Hines Vice President Gary Holtzer.

“We believe that the acquisition of Tower IV will further enhance the Hines REIT portfolio with the building’s quality tenancy, architecture, and regional accessibility,” said Charles Hazen, president of Hines REIT.

George Clever, a vice president in Hines’ San Francisco office said, “We believe that the Watergate Office Complex is the premier office business park in Emeryville. The Bay Area markets are recovering, and we expect this investment will benefit from strong rent growth and tenant demand in the future. In addition, the towers benefit from their ideal central location, access to major transportation infrastructure, and Class A office environs.”

National Office Partners was formed in 1998. NOP assets are located in Boston, Chicago, Houston, San Francisco, Silver Spring, Salt Lake City and Seattle. For further information on NOP, refer to .

CalPERS is the nation’s largest public pension fund with assets totaling more than $220 billion. The System provides retirement and health benefits to more than 1.4 million state and local employees, retirees, and their families. For more information, visit ww.calpers.ca.gov.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 22 office properties located in Atlanta, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Richmond, Sacramento, San Diego, San Francisco, San Mateo, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 49 years. With offices in 64 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.